Exhibit 10.4
TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is made between Bicara Therapeutics Inc., a Delaware corporation and its subsidiaries (the “Company”) and Claire Mazumdar (the “Executive”). The Executive, together with the Company, are collectively referred to herein as the “Parties.” Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Executive serves as the Company’s Chief Executive Officer (“CEO”) pursuant to terms set forth in that certain Second Amended and Restated Employment Agreement between the Executive and the Company effective as of August 22, 2024 (the “Employment Agreement”);

WHEREAS, if the Executive satisfies the Conditions (defined below), the Executive will continue to serve as the Company’s CEO through December 31, 2026 (the “Anticipated Date of Termination”), at which time the Executive’s employment will end (the actual last date of Executive’s employment, the “Date of Termination”) and, thereafter, the Executive shall continue to provide post-employment services to the Company as a Strategic Advisor and to serve on the Company’s Board of Directors (the “Board”) as Vice Chairperson, all pursuant to the terms described below;

WHEREAS, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be paid or provided to the Executive in connection with the ending of the Executive’s employment and by entering into this Agreement, the Executive acknowledges and agrees that the Executive is not entitled to any severance pay or benefits including without limitation to the Employment Agreement or any severance plan, program, or arrangement, except as explicitly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Transition; Duties; Compensation.
(a)If the Executive (i) enters into and complies with this Agreement, (ii) (A) is not terminated by the Company for Cause (as defined in the Employment Agreement), nor (B) resigns prior to the Anticipated Date of Termination without prior written consent of the Board; (iii) does not commence new employment with any other person or entity prior to the Anticipated Date of Termination; and (iv) continues to perform the Executive’s duties on a regular full-time basis until on or around September 1, 2026, at which time the Executive shall commence an approved leave of absence through the Date of Termination (collectively, the “Conditions”), then the Executive shall be employed by the Company through the Anticipated Date of Termination as described in this Section 1.

(b)From the date hereof through the Date of Termination (the “Transition Period”), the Executive shall continue to serve as CEO of the Company and will (i) be paid her Base Salary; (ii) remain eligible to participate in the Company’s group employee benefit plans, subject to the terms and conditions of those plans; and (iii) continue to vest in her outstanding equity awards consistent with the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) (such plan(s) and agreement(s) collectively, the “Equity Documents”).

(c)In accordance with Section 4(d) of the Employment Agreement, upon the Date of Termination, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates and the Executive agrees to execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations, provided however, if the Executive satisfies the Conditions, notwithstanding the forgoing or anything to the contrary in the Employment Agreement, the Executive shall not resign from the Board on the Date of Termination and, instead, shall continue to serve as a member of the Company’s Board, as Vice Chairperson, subject to the Company's organizational documents, corporate governance guidelines, committee charters, applicable law, stock exchange listing standards, and the Board's and the Company's stockholders' rights and processes with respect to the nomination, election, renomination, removal, retirement, tenure, resignation, and replacement of directors (collectively the “Board Documents”). Nothing in this Agreement shall be construed to guarantee the Executive’s continued service on the Board for any specified period, to require the Executive’s nomination or renomination for election to the Board, or to limit the Board's or the Company's stockholders' authority with respect to Board composition.

(d)The Company shall pay or provide to the Executive (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement); (iii) if the Date of Termination occurs in 2027 but prior to the payment of annual bonuses for 2026, the bonus amount that the Executive otherwise would have earned if the Executive remained employed on the date of payment, as determined in the sole discretion of the Board or Compensation Committee, to be paid on the date that the Company’s other executives receive their annual bonuses, which shall be no later than March 15, 2027; and (iv) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”). The Executive shall also be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover.

(e)The Parties acknowledge and agree that: (i) all notice obligations under Section 4(a) of the Employment Agreement have been satisfied; (ii) the Executive explicitly waives any right to severance pay, benefits or enhanced equity rights in connection with the ending of the Executive’s employment, including the Severance Pay and Benefits described in Section 5 and 6 of the Employment Agreement, and (iv) notwithstanding anything to the contrary in the

Employment Agreement, the Equity Documents or otherwise, the payments, benefits and equity terms set forth in this Agreement are the exclusive payments and benefits to be provided to the Executive during the Transition Period and in connection with the ending of the Executive’s employment, and that the Executive is not entitled to any other severance pay, benefits or equity rights, including without limitation pursuant to the Employment Agreement, Equity Documents, or any change in control, severance plan, or program or arrangement.
2.Post-Employment Service Period.
(a)If the Executive satisfies the Conditions, immediately following the Date of Termination (and with no break in the Executive’s service relationship with the Company), the Executive shall (i) be retained by the Company as a Strategic Advisor and (ii) continue to serve on the Board. The period of service as Strategic Advisor under this Agreement is referred to herein as the “Advisory Period;” the period of time between the Date of Termination and the Executive’s separation from the Board is referred to herein as the “Board Period;” and the period of time between the Date of Termination and the later of (i) the end of the Advisory Period and (ii) the end of the Board Period is referred to herein as the “Service Period.” It is understood that the Advisory Period and the Board Period will overlap but that that one such period may end prior to the other. Notwithstanding anything to the contrary herein, the Advisory Period as defined herein shall end on the earlier of (i) December 31, 2027, or (ii) immediately on the date that the Executive terminates the Advisory Period or the Company terminates the Advisory Period for a material breach by the Executive of this Agreement; provided that the Parties may mutually agree in writing to extend the Advisory Period beyond December 31, 2027, with the Company’s CEO at such time to propose the scope, budget, and extended duration of such extended service relationship, all to be approved by the Board in its discretion.
(b)During the Advisory Period, the Executive shall report to the Company’s incoming CEO and shall provide advisory services with respect to long-term, Company-build strategies and transitional support services to the incoming CEO (the “Advisory Services”). The Parties anticipate that the Advisory Services shall total approximately twenty-one (21) hours per week during the Advisory Period.
(c)During the Board Period, the Executive shall initially serve as Vice Chairperson of the Board and shall perform such duties as customary to the role of Vice Chairperson pursuant to the terms and conditions of the Board Documents; provided that the Executive may serve in such other capacity as determined by the Board, in accordance with the Board Documents (such services to the Board, the “Board Services”).
(d)The Executive agrees that, except as necessary to provide the Advisory Services and the Board Services, the Executive will not use or disclose any confidential information of the Company or any third party to which the Company owes a duty of confidentiality. This confidentiality obligation is in addition to, and not in lieu of, the Continuing Obligations (as defined in the Employment Agreement) and any other ongoing confidentiality obligations the Executive has to Company. The Executive shall continue to be subject to the Company’s insider trading policy to the extent applicable.

(e)During the Service Period, the Executive shall no longer be an employee of the Company, but shall be retained as an independent contractor. As Strategic Advisor, the Executive shall have no authority to bind the Company; provided that during the Board Period, the Executive will hold all such authority customary to the role of Vice Chairperson of the Board (or such other role on the Board, as applicable) in accordance with the Board Documents. Except as otherwise provided in the Board Documents or as expressly provided herein, during the Service Period the Executive shall not be eligible to participate in any vacation, bonus, incentive compensation, change in control, severance, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees (except that the last day of the Executive’s participation in the Company’s group medical plan will be the last day of the month in which the Date of Termination occurs and thereafter the Executive may elect continuation coverage as provided by applicable law, which will be entirely at his own expense). The Executive shall bear sole responsibility for all taxes, insurance and benefits relating to the provision of Advisory Services and Board Services under this Agreement during the Service Period and shall indemnify and hold the Company harmless from and against any liability with respect thereto (it being understood that the Company remains responsible for all such amounts that ordinarily are allocable to the employer with respect to the period of the Executive’s employment with the Company (for example, but not by way of limitation, the employer portion of FICA)).
(f)During the Advisory Period, as consideration for the Advisory Services, the Company will pay the Executive a monthly fee of $29,166.67 (“Advisory Fees”), to be paid monthly. The Advisory Fees shall be prorated for any partial month of Advisory Services and, in the event the Advisory Period is extended in accordance with Section 2(a), shall be subject to adjustment as determined by the Company’s CEO and approved by the Board in its discretion.
(g)During the Board Period, as consideration for the Board Services, the Executive shall be compensated in accordance with the Company’s Non-Employee Director Compensation Policy, in effect from time to time (the “Director Compensation Policy”) which as of the date of this Agreement provides for a $40,000 annual cash retainer payable in monthly arrears plus and annual stock option grant in an amount to be determined by the Board or the Compensation Committee. If the Conditions are satisfied, the Board shall recommend that the Director Compensation Policy be amended to include a cash Vice Chairperson premium of $20,000 per year. Such compensation for the Board Services in accordance with the Director Compensation Policy shall be referred to herein as the “Board Compensation.”
(h)During the Service Period, the Executive shall continue to vest in the Executive’s outstanding equity awards on applicable vesting dates. The Executive’s Advisory Services and Board Services during the Service Period each respectively will be a continued service relationship with the Company for purposes of the Equity Documents. Notwithstanding anything to the contrary in the Equity Documents, any portion of any equity award held by the Executive that is not vested as of the end of the Service Period shall lapse the last day of the Service Period and will be forfeited and of no further effect. Except to the extent expressly modified herein, the Equity Documents are in full force and effect.

3.Change in Control Bonus. If a Specified Transaction occurs prior to the Date of Termination, Section 6 of the Employment Agreement shall govern. If a Specified Transaction occurs after the Date of Termination and during the Executive’s Service Period and prior to December 31, 2028, subject to the Executive signing a release agreement in a form and manner satisfactory to the Company (the “Release”), and the Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Release): (i) the Company shall pay the Executive a lump sum in cash in an amount equal to $1,620,000 within 10 days of the effective date of the Release ; and (ii) all time-based stock options and other time-based stock-based awards held by the Executive that are subject solely to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become fully vested and exercisable or nonforfeitable upon the closing the Specified Transaction. If the Executive’s Service Period continues beyond December 31, 2028 and no Specified Transaction has occurred, this Section 3 shall automatically renew on December 31, 2028 and on each December 31 thereafter (each, an “Auto Renewal”) for a term ending on the earlier of (i) the next December 31 or (ii) the last day of the Service Period (each, an “Auto Renewal Term”); provided that the Board may elect not to renew any Auto Renewal Term by giving written notice to the Executive on or before June 30, in which case the Auto Renewal Term shall expire on the following December 31 and shall not renew again. For the avoidance of doubt, in no event will the Executive be entitled to duplicative change in control payments, benefits, equity acceleration, severance, or other compensation in connection with the same Specified Transaction. The parties intend that the Executive receive only a single recovery with respect to any Specified Transaction, and this Section 3 shall be interpreted and administered consistent with that intent. Further, and notwithstanding anything to the contrary in this Agreement or any other agreement, plan or arrangement, if any payment, benefit, acceleration of vesting or other right payable to or for the benefit of the Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be either (i) provided to the Executive in full or (ii) reduced to the largest amount that would result in no portion of the Payments being subject to the excise tax imposed by Section 4999 of the Code, whichever of the foregoing alternatives results in the Executive's receipt, on an after-tax basis, of the greater amount of Payments. Any reduction required under this paragraph shall be made in a manner that maximizes the economic benefit to the Executive and, to the extent applicable, shall be made in the following order: (A) cash payments not subject to Section 409A of the Code, (B) cash payments subject to Section 409A of the Code, (C) equity-based payments and acceleration, and (D) other non-cash benefits; provided that any reduction of payments or benefits that are deferred compensation subject to Section 409A of the Code shall be made in a manner that complies with Section 409A of the Code.
4.Definitions. For purposes of this Agreement:
(a)“Cause” shall have the meaning set forth in the Employment Agreement, provided that subsection (vi) of such definition shall apply to all Restrictive Covenants Obligations, and provided further that any reference to “Agreement” shall refer to this Agreement;

(b)“Change in Control” shall mean a “Sale Event” as defined in the Company’s 2024 Stock Option and Grant Plan, as amended from time to time.
(c)“Specified Transaction” shall mean a Change in Control that results in net proceeds to the Company equal to or greater than Two Billion Dollars ($2,000,000,000).

5.General Release. In consideration for, among other terms, the opportunity to continue the Executive’s service relationship with the Company during the Service Period and receive the associated payments and vesting as set forth herein, and to which the Executive acknowledges the Executive would not otherwise be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Company and its affiliated and related entities, each of the foregoing’s respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, members, managers, shareholders, employees, attorneys, accountants, fiduciaries and agents of each of the foregoing in their official and personal capacities (collectively, the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees (“Claims”). This release includes, without limitation, the complete waiver and release of all Claims: arising in connection with or under the Employment Agreement or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment, whether in contract or tort; of intentional, reckless or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination, harassment or retaliation under federal, state or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Massachusetts Fair Employment Practices Act (Mass. Gen. Laws. ch. 151B); of promissory estoppel or detrimental reliance; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148-150C or otherwise; for fraud, slander, libel, defamation, disparagement, personal injury, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever; and for monetary recovery, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the termination of his employment, and all Claims as a stockholder or option holder arising up to and through the date that the Executive signs this Agreement. The Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement, or to Claims that cannot be released as a matter of law. The Executive represents that the Executive has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to indemnification by the Company pursuant to the Company’s organizational documents or under applicable directors’ and officers’ insurance policies.
6.Restrictive Covenants Obligations.
(a)Restrictive Covenants Obligations. The Executive acknowledges and agrees that the Continuing Obligations, including the Employee Confidentiality, Assignment and Noncompetition Agreement between the Executive and the Company dated January 7, 2020 (the “Restrictive Covenants Agreement”), were previously agreed to by the Executive for good and valuable consideration, are reasonable, have been in effect during the Executive’s employment with the Company, remain in full force and effect during his employment and the post-employment Service Period, and are incorporated by reference herein. The Executive reaffirms and agrees to comply with the Continuing Obligations, subject to Section 9 of this Agreement, and that for purposes of the nondisclosure obligations and the invention assignment and return of property provisions in the Restrictive Covenants Agreement, the term “employment” shall include the Advisory Period. The Continuing Obligations, including the Restrictive Covenants Agreement, the obligations set forth in Section 6 of this Agreement, and any other confidentiality, invention assignment, noncompetition, nonsolicitation and any other restrictive covenant obligations that the Executive has to any of the Releasees shall be referred to herein as the “Restrictive Covenants Obligations.”
(b)Return of Property. The Executive shall, unless otherwise directed by the Company in connection with the Executive’s performance of the Advisory Services during the Advisory Period, upon the earlier of the Date of Termination or a request by the Company, immediately return to the Company all Company property, including, without limitation, the Executive’s Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”), without deleting or altering any Company or customer information. In the event that the Executive retains or receives Company Property during the Advisory Period, the Executive shall, upon the earlier of the final day of the Advisory Period or a request by the Company, immediately return to the Company all Company Property. After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Date of Termination and, if applicable, the Advisory Period. The obligations contained in this Section 6(b) are supplemental to, and not in lieu of, any return of property obligations the Executive has pursuant to the Continuing Obligations.
(c)Non-Disparagement. Subject to Section 9 of this Agreement, the Executive agrees not to take any action or make any statements (whether written, oral, through social or electronic media or otherwise) that are disparaging about or adverse to the business interests of the Company or any of the Releasees. The Executive further agrees not to take any actions or conduct himself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of the Releasees. Nothing in this Agreement prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful.
7.Continuing Obligations; Injunctive Relief. The Executive acknowledges that the opportunity to continue the Executive’s service relationship and receive the associated payments and vesting as set forth herein is conditioned on his full compliance with Section 6 of this

Agreement. In the event that the Executive fails to comply with any provision of Section 6 of this Agreement, then in addition to any other legal or equitable remedies it may have for such breach, and notwithstanding anything to the contrary in the Board Documents, the Company shall have the right to immediately terminate the Advisory Period and the Board Period for Cause. Such termination in the event of a breach by the Executive shall not affect the general release in Section 5 of this Agreement or the Executive’s obligation to comply with Section 6 of this Agreement. Further, the Executive agrees that any breach of Section 6 of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond.
8.Advice of Counsel. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Company advises the Executive to consult with an attorney prior to signing this Agreement. The Executive acknowledges that the Executive has carefully read and fully understands all of the provisions of this Agreement and that the Executive is knowingly and voluntarily entering into this Agreement. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.
9.Protected Disclosures. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or code limits the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive may have reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding.  Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law).  If a Government Agency or any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but this does not apply to (and the Company shall not attempt in any way to limit) any right the Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
10.Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Agreement for ten (10) days before executing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If the Executive signs this Agreement before the end of the Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that the Executive had the opportunity to consider this Agreement for the entire Consideration Period. This Agreement shall become effective upon execution by both Parties (the “Effective Date”). Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including any provision of the Continuing Obligations).
11.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement, including the Continuing Obligations) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.Entire Agreement. This Agreement, together with the Continuing Obligations, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter hereof, including, without limitation, the Employment Agreement, provided that the Continuing Obligations, capitalized terms referenced but not defined in this Agreement and defined in the Employment Agreement, the Equity Documents, the Board Documents, and the Director Compensation Policy, as may be amended, shall continue to be in full force and effect.
13.Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving Party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.
14.Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. For the avoidance of doubt, the Executive shall bear sole responsibility for all taxes and related costs and obligations relating to compensation to the Executive in connection with the provision of Advisory Services and Board Services and with respect to the Change in Control Bonus and acceleration of equity, if applicable, and the Executive shall indemnify and hold the Company harmless from and against any liability with respect thereto. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or withholding from any payment or benefit.

15.Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive through the date the Executive executes this Agreement.
16.Consent to Jurisdiction. The Parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
17.Interpretation. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either party or the “drafter” of all or any portion of this Agreement.
18.Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
19.Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Continuing Obligations) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
20.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date(s) indicated below.

BICARA THERAPEUTICS INC.

By:_/s/ Michael Powell_____________________
Name: Michael Powell
Title: Chair, Board of Directors

Date:__8/10/2026_________________________

EXECUTIVE

_/s/ Claire Mazumdar_______________________
Claire Mazumdar

Date:__8/10/2026_________________________
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